UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2005

FIRST DATA CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-11073	47-0731996
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 South Quebec Street, Greenwood Village, Colorado	80111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (303) 967-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

In 2004, the Compensation and Benefits Committee (“Committee”) of the Board of Directors of First Data Corporation (the “Company”) hired an independent compensation consultant to review the Company’s executive compensation practices. In addition to other guidance, the consultant recommended that the Committee consider establishing a formal plan for the payment of benefits to senior executives upon severance from the Company and upon a change of control. The Company has had a policy on the payment of severance benefits for many of its employees for a number of years but had not established a severance benefit or change of control policy for its most senior executives.

Over the past year, the Committee has reviewed relevant cost data, reviewed information regarding plans that have been adopted by many other large public companies, and received input and analysis from two independent compensation consultants regarding the design of a plan. On July 26, 2005 (the “Effective Date”), the Committee and the Executive Committee of the Board of Directors approved a Severance/Change in Control Policy (“Policy”) for the members of the Company’s management executive committee that have been designated by the Company as an insider for purposes of Section 16 of the Securities Exchange Act of 1934 (“Senior Executives”). A copy of the Policy is attached hereto as Exhibit 10.1 and incorporated herein by reference. The Policy is intended to promote uniform treatment of Senior Executives who are involuntarily terminated other than for “cause” or who are involuntarily terminated or terminate for “good reason” following a “change in control” (as all such terms are defined in the Policy), and to afford such executives and other employees the opportunity to protect the share value they have helped create in the event of any change in control. As a condition to receiving severance benefits under the Policy, Senior Executives are required to release the Company and its employees from all claims the Senior Executive may have against them and to agree to a number of restrictive covenants to protect the Company.

Under the Policy, in the event a Senior Executive is (a) involuntarily terminated without cause or (b) if a change in control has occurred, involuntarily terminated without cause or terminates for good reason during the 24 months following the change in control, the Policy authorizes the following severance benefits:

(i)	A cash payment equal to the Senior Executive’s base pay plus target bonus for the year multiplied by 2.99 for the CEO and by 2 for all other Senior Executives.

(ii)	The Senior Executive’s prorated bonus at target for the year of termination.

(iii)	Certain other cash incentives that would have been paid had the Senior Executive’s employment not terminated

(iv)	Welfare benefits coverage would continue for 3 years for the CEO and 2 years for other Senior Executives (the “Severance Period”) with a portion of the costs of such benefits paid by the Senior Executive.

(v)	For equity compensation awards that were made pursuant to the Company’s 2002 Long-Term Incentive Plan (“2002 LTIP”):

•

Upon a change in control, all equity awards become fully vested and exercisable on the date of the change of control. However, the right to exercise awards granted after July 26, 2005 will continue until the end of the

Senior Executive’s Severance Period, while awards granted prior to the Effective Date must be exercised within three months after the Senior Executive’s termination, and

•	If a Senior Executive is involuntarily terminated without cause and no change in control has occurred, equity awards granted after July 26, 2005, other than awards that vest only if performance measures are attained, will continue to vest and be exercisable until the end of the executive’s Severance Period.

(vi)	A gross up payment to make the Senior Executive whole after any excise tax, penalty or interest that the Senior Executive would be subject to pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). If, however, the change in control-related payments and benefits to the Senior Executive do not exceed 110% of the largest amount that could be paid without incurring liability under Code Section 4999, then payments to the Senior Executive will be reduced to the extent necessary to avoid imposition of Code Section 4999 excise taxes.

(vii)	Except for certain financial planning benefits, no Senior Executive will continue to receive perquisites after his or her termination of employment.

Also on the Effective Date, the Committee approved amendments to the 2002 LTIP to conform to the Policy terms and to provide for vesting and exercisability of all equity awards in the event of a change in control. A copy of the 2002 LTIP, as amended, is attached hereto as Exhibit 10.2.

Item 9.01	Financial Statements and Exhibits.

(c) The following is a list of the Exhibits furnished herewith.

Exhibit Numbers	Description of Exhibits

10.1	First Data Corporation Severance/Change in Control Policy, as adopted July 26, 2005.

10.2	First Data Corporation 2002 Long-Term Incentive Plan, as amended July 26, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST DATA CORPORATION

By:	/s/ Stanley J. Andersen
Stanley J. Andersen
Assistant Secretary

Date: August 1, 2005

Exhibit Index

The following is a list of the Exhibits furnished herewith.

Exhibit Numbers	Description of Exhibits

10.1	First Data Corporation Severance/Change in Control Policy, as adopted July 26, 2005.

10.2	First Data Corporation 2002 Long-Term Incentive Plan, as amended July 26, 2005.